UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/14/2008

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On November 13, 2008, Raser Technologies, Inc. (the "Company") entered into an Agreement (the "Agreement") with Fletcher International, Ltd. ("Fletcher"). Pursuant to the terms of the Agreement, Fletcher initially purchased 2,000,000 shares of the Company's common stock at a fixed price of $5.00 per share and agreed, subject to satisfaction of certain conditions, to purchase $10,000,000 of additional shares of the Company's common stock for a price per share equal to $10,000,000 divided by 110% of the average of the daily volume-weighted average price on the NYSE Arca exchange for the common stock for the ten business days ending on and including December 11, 2008. The gross proceeds from the initial closing of the private placement were $10,000,000, before deducting fees and commissions. The Company paid commissions of $575,000 to a placement agent in connection with the closing of the private placement. In connection with the Agreement, the Company issued to Fletcher warrants (the "Warrants") to acquire additional shares of common stock in an aggregate value of up to $20,000,000. The Warrants have an exercise price per share equal to the lesser of (i) six dollars ($6.00) or (ii) a price equal to the average of the daily market prices of our common stock for the forty (40) business days ending on the third business day prior to the exercise of the Warrants, less $0.60, subject to certain adjustments. After a period of nine months, or earlier if certain conditions occur, Fletcher will have the right to exercise the Warrants on a cashless, net settlement basis. Upon the completion of the second closing, the Warrants will be exercisable with respect to the full $20 million of common stock. If the second closing does not take place other than as a direct result of Fletcher's material breach of the Agreement, the Warrants will be exercisable with respect to a total of $12.5 million of common stock. The Warrants have a term of ten years. The total number of shares of common stock that can be issued under the Agreement and the Warrants cannot exceed 11,818,949 shares, subject to certain exceptions in the event of a change of control.
The Company estimates that the aggregate net proceeds from the private placement transactions, excluding any potential proceeds associated with the exercise of the warrant, will be approximately $18.7 million after deducting estimated fees and expenses.
The shares of common stock and the shares of common stock underlying the Warrants are subject to registration rights pursuant to the terms and conditions of the Agreement. The Company is obligated to file a registration statement with the U.S. Securities and Exchange Commission registering the sale by Fletcher of the shares of common stock and the shares of common stock underlying the Warrants no later than November 14, 2008 and to use its best efforts to cause the registration statement to be declared effective by December 29, 2008. The Company is also obligated to use its best efforts to keep the registration statement continuously effective until the earlier of (x) the later of (i) the first anniversary of the issuance of the last share of common stock that may be issued pursuant to the Agreement or the Warrants, or (ii) such time as all of the shares of common stock issued or issuable pursuant to the Agreement or the Warrants can be sold by Fletcher or any of its affiliates immediately without compliance with the registration requirements of the Securities Act of 1933,as amended (the "Securities Act") pursuant to Rule 144 under the Securities Act and (y) the date all of the shares of common stock issued or issuable pursuant to the Agreement or the Warrants shall have been sold by Fletcher and its affiliates. The Company intends to file a registration statement on the date hereof in accordance with the terms of the Agreement.
The foregoing descriptions of the Agreement and the Warrants and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Agreement and the Warrants, copies of which are filed as exhibits hereto and are hereby incorporated by reference.

Item 3.02.    Unregistered Sales of Equity Securities

The information required by Item 3.02 is contained in Item 1.01 and is incorporated herein by reference.

We believe the offer and sale of the securities described above were exempt from the registration requirements of the Securities Act for the private placement of these securities pursuant to Section 4(2) of the Securities Act and/or Regulation D thereunder because the securities were sold in a transaction not involving a public offering.

Item 8.01.    Other Events

In a press release issued on November 13, 2008, Raser Technologies, Inc. announced the agreement relating to the private placement of its shares. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

EXPLANATORY NOTE:

This current report on Form 8-K/A is being filed to amend our current report on Form 8-K filed on November 14, 2008 for the sole purpose of including exhibit 99.1, which was inadvertently omitted from the prior filing.

(d) Exhibits

Exhibit No.        Description

4.1                Agreement, dated November 13, 2008, between Raser Technologies, Inc. and Fletcher International, Ltd.
4.2                Warrant, dated November 13, 2008, granted by Raser Technologies, Inc. to Fletcher International, Ltd.
99.1                Press release issued by Raser Technologies, Inc. dated November 13, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: November 18, 2008	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-4.1	Agreement, dated November 13, 2008, between raser Technologies, Inc and Fletcher International, Ltd.
EX-4.2	Warrant, dated November 13, 2008, granted by Raser Technologies, Inc. to Fletcher International, Ltd.
EX-99.1	Press release issued by Raser Technologies, Inc. dated November 13, 2008